Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports Year-Over-Year Revenue Increase
Despite Mild Winter Weather in Key Sales Regions
Specialty Potash Sales Volumes Strongly Rebound to Levels Last Seen in 2008

OVERLAND PARK, Kan. (April 27, 2010) – Compass Minerals (NYSE: CMP) reports the following results of its first-quarter operations:
•
Sales increased 16 percent to $357.6 million, primarily driven by strong salt prices and a substantial increase in specialty fertilizer volumes, partially offset by significantly lower specialty fertilizer prices.

•	Net earnings were $58.9 million, or $1.77 per diluted share, compared to $61.6 million, or $1.85 per diluted share, in the first quarter of 2009.
•
Salt segment sales increased 13 percent to $302.5 million compared to $268.8 million in the prior-year quarter and operating earnings were $85.6 million, or 28.3 percent of sales, compared to operating earnings of $77.4 million, or 28.8 percent of sales, in the 2009 quarter.

•
Specialty fertilizer segment sales increased 37 percent to $52.5 million for the quarter compared to $38.2 million in the 2009 quarter and operating earnings were $17.0 million, or 32.4 percent of sales, compared to $26.8 million, or 70.2 percent of sales, in the prior year.

•	Cash flow from operations improved 23 percent to $137.3 million in the three months ended March 31, 2010, from $112.0 million in the prior-year period.

“Compass Minerals delivered strong sales this quarter through salt pricing growth and better-than-expected demand for our sulfate of potash specialty fertilizer.  Our salt segment maintained robust margins, demonstrating the reliable earning power of our salt applications even when, in quarters like this one, mild winter weather depresses demand for our highway, consumer and professional deicing products,” said Angelo Brisimitzakis, president and CEO of Compass Minerals.  “Average sales prices for our sulfate of potash were well above prices when we last sold more than 100,000 tons in the second quarter of 2008, which has led to attractive profitability for our specialty fertilizer segment.”

Compass Minerals

Compass Minerals Financial Results (dollars in millions, except for earnings per share)
	Three months ended March 31,
	2010	2009
Sales	$357.6	$309.1
Sales less shipping and handling costs (product sales)	258.9	218.1
Operating earnings	92.7	94.6
Operating margin	25.9%	30.6%
Net earnings	58.9	61.6
Diluted per-share earnings	1.77	1.85
EBITDA*	101.1	105.9
Adjusted EBITDA*	104.8	104.8
*These are non-GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT
First-quarter salt segment sales increased 13 percent year over year to $302.5 million, reflecting strong pricing on essentially all of Compass Minerals' salt products and increased highway deicing sales volumes.  However, sales volumes of both highway deicing and consumer and industrial products were affected by milder-than-normal winter weather in several of the company’s key sales regions. Salt operating earnings increased 11 percent to $85.6 million as a result of higher sales prices partially offset by higher per-unit production costs primarily related to salt production capacity utilization and input costs for potassium chloride used for water conditioning products.

Salt Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended March 31,
	2010	2009
Sales	$302.5	$268.8
Sales excluding shipping and handling (product sales)	$210.9	$180.4
Operating earnings	$85.6	$77.4
Operating margin	28.3%	28.8%

Sales volumes (in thousands of tons):
Highway deicing	3,950	3,729
Consumer and industrial	535	630
Total salt	4,485	4,359

Average sales price (per ton):
Highway deicing	$55.46	$46.80
Consumer and industrial	$155.96	$149.58
Total salt	$67.45	$61.66

       Highway deicing sales volumes increased 6 percent over the 2009 quarter due to very strong sales in southern portions of the company’s North American service region and increased lower-

Compass Minerals

margin rock salt sales to chemical producers, partially offset by lower road salt sales demand in Canada and regions of the U.S. Great Lakes.  The average sales price of highway deicing products increased 19 percent year over year, reflecting higher pricing on contracts awarded for the 2009-2010 winter season and a favorable foreign exchange effect.
Milder-than-normal weather in the fourth quarter of 2009 and early in the 2010 quarter reduced customer restocking orders for consumer and professional deicing products, which led to a 15 percent year-over-year decline in consumer and industrial sales volumes. The average sales price of consumer and industrial products increased 4 percent from the prior-year quarter as a result of previously announced price increases partially offset by unfavorable mix effects from lower consumer and professional deicing sales.
Winter Weather Effect
The company estimates that milder-than-normal winter weather in its Canadian and U.S. Great Lakes sales regions, partially offset by more-severe-than-normal weather in the other regions it serves, reduced first-quarter sales of consumer and professional deicing and highway deicing products by approximately $40 million to $45 million and reduced salt operating earnings by approximately $15 million to $20 million from normal-weather levels.  The threshold for Compass Minerals’ normal-weather highway deicing sales volumes increased season-over-season because the company was awarded more highway deicing contracts for the 2009-2010 winter.  In addition, consumer and professional deicing sales volumes declined significantly in the first quarter of 2010 compared to the prior-year period due to the timing of snowfall events.  The increase in the company’s normal-weather basis for highway deicing sales volumes and the differences in consumer and professional deicing sales both contributed to the marked increase in the effect of winter weather on Compass Minerals’ first-quarter sales and operating earnings.

Estimated Effect of Weather on Salt Segment Performance (dollars in millions)
	Three months ended March 31,		Winter season ended March 31,*
	2010	2009	2009-2010	2008-2009
Favorable (unfavorable) to normal weather:
Sales	($40) to ($45)	($10) to ($12)	($60) to ($65)	$35 to $40
Operating earnings	($15) to ($20)	($2) to ($4)	($27) to ($33)	$13 to $17
*Winter season is the six months ended March 31.

When combined with mild winter weather in the fourth quarter of 2009, the company estimates that 2009-2010 winter season sales were approximately $60 million to $65 million below a normal-weather season and operating earnings were approximately $27 million to $33 million below normal.  The winter season ending March 2009 was above normal because of significantly above-normal winter weather in the fourth quarter of 2008.

Compass Minerals

SPECIALTY FERTILIZER SEGMENT
Specialty fertilizer segment sales increased 37 percent over the 2009 quarter to $52.5 million and product sales, which exclude the cost of shipping and handling, increased 28 percent year over year to $45.4 million.  Specialty fertilizer operating earnings declined to $17.0 million compared to $26.8 million in the first quarter of 2009, primarily as a result of lower average selling prices.

Specialty Fertilizer Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended March 31,
	2010	2009
Sales	$52.5	$38.2
Sales excluding shipping and handling (product sales)	$45.4	$35.6
Operating earnings	$17.0	$26.8
Operating margin	32.4%	70.2%

Sales volumes (in thousands of tons)	102	37

Average sales price (per ton)	$514	$1,020

      The company’s specialty potash fertilizer sales volumes increased 176 percent over prior-year volumes to reach the highest quarterly level since the second quarter of 2008.  The average sales price was $514 per ton, down from the company’s record average price of $1,020 per ton in the first quarter of 2009 and down from $640 per ton in the December 2009 quarter.
OTHER FINANCIAL HIGHLIGHTS
Interest expense was 21 percent lower due to lower average interest rates on the company’s long-term borrowings.  Other expense of $3.7 million in the 2010 quarter includes $3.9 million of foreign exchange losses.  By contrast, the company recorded a $1.1 million foreign exchange gain in the prior-year quarter.
Cash flows from operations improved 23 percent to $137.3 million for the first quarter compared to $112.0 million in the 2009 quarter when the company was building its specialty potash fertilizer and salt inventories.
OUTLOOK
“Winter weather variability is inherent to our deicing business and we know that, over the long term, weather tends to return to normal.  The highway deicing cycle has begun again, so we are now turning our attention to the 2010-2011 winter,” Dr. Brisimitzakis continued.  “We believe that the price and volume volatility that has characterized the potash industry for the past two years has substantially subsided.  We expect our sulfate of potash specialty fertilizer prices to

Compass Minerals

remain stable and attractive through the upcoming growing seasons and we believe that more-normal sales volumes will become sustainable later in 2010.”
An updated summary of the company’s performance and value proposition is included in a presentation available on the company’s website at www.CompassMinerals.com/Presentation and a description of the North American highway deicing industry dynamics is available on the company’s website at www.CompassMinerals.com/MarketData.
Conference Call
Compass Minerals will discuss its results on a conference call tomorrow, Wednesday, April 28, at 9:00 a.m. ET.  To access Compass Minerals' conference call, interested parties should visit the company's website at www.CompassMinerals.com or dial (877) 228-7138. Callers must provide the conference ID number 69159881. Outside of the U.S. and Canada, callers may dial (706) 643-0377. Replays of the call will be available on the company's website for two weeks. The replay can also be accessed by phone for seven days at (800) 642-1687, conference ID 69159881. Outside of the U.S. and Canada, callers may dial (706) 645-9291.
About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.
Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s performance.  While the consolidated financial statements, taken as a whole, provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.  In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, such as gross profit, net earnings and cash flows generated by operating activities, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the

Compass Minerals

activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income.  The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital against other companies, and to evaluate expected returns on potential acquisitions or other capital projects.  EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity.  EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated.  Furthermore, adjusted EBITDA excludes other cash and non-cash items of other (income) expense.  The company’s borrowings are a significant component of its capital structure and interest expense is a continuing cost of debt.  The company is also required to pay income taxes, a required and on-going consequence of our operations.   The company has a significant investment in capital assets and depreciation and amortization reflect the utilization of those assets in order to generate revenues.  Consequently, any measure that excludes these elements has material limitations.  While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.  The calculation of EBITDA and adjusted EBITDA as used by management is set forth in the following table.

Reconciliation for EBITDA and Adjusted EBITDA
(in millions)
	Three months ended
	March 31,
	2010	2009
Net earnings	$58.9	$61.6
Income tax expense	24.2	26.6
Interest expense	5.9	7.5
Depreciation, depletion and amortization	12.1	10.2
EBITDA	$101.1	$105.9
Adjustments to EBITDA:
Other (income) expense (1)	3.7	(1.1)
Adjusted EBITDA	$104.8	$104.8
(1) Primarily includes interest income and foreign exchange gains and losses.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share and per-share data)

	Three Months Ended
	March 31,
	2010	2009

Sales	$357.6	$309.1
Shipping and handling cost	98.7	91.0
Product cost	144.3	102.8
Gross profit	114.6	115.3
Selling, general and administrative expenses	21.9	20.7
Operating earnings	92.7	94.6
Other (income) expense:
Interest expense	5.9	7.5
Other, net	3.7	(1.1)
Earnings before income taxes	83.1	88.2
Income tax expense	24.2	26.6
Net earnings	$58.9	$61.6

Basic net earnings per common share	$1.77	$1.85
Diluted net earnings per common share	$1.77	$1.85
Cash dividends per share	$0.39	$0.355

Weighted-average common shares outstanding (in thousands):(1)
Basic	32,668	32,493
Diluted	32,678	32,538

(1)
The company has adopted the two-class method of calculating earnings per share to account for its stock awards that receive non-forfeitable dividends.  As a result, the above basic and diluted weighted shares outstanding do not include 666,000 and 712,000 participating securities in the three-month periods ending March 31, 2010 and 2009, respectively.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	March 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$118.5	$13.5
Receivables, net	123.7	167.5
Inventories	211.1	273.2
Other current assets	34.7	29.2
Property, plant and equipment, net	479.5	463.8
Intangible and other noncurrent assets	59.3	56.6
Total assets	$1,026.8	$1,003.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$152.9	$184.6
Long-term debt, net of current portion	485.7	486.6
Deferred income taxes and other noncurrent liabilities	111.3	109.5
Total stockholders' equity	276.9	223.1
Total liabilities and stockholders' equity	$1,026.8	$1,003.8

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Three Months Ended March 31,
	2010	2009

Net cash provided by operating activities	$137.3	$112.0
Cash flows from investing activities:
Capital expenditures	(23.9)	(9.4)
Other, net	(0.3)	(0.1)
Net cash used in investing activities	(24.2)	(9.5)
Cash flows from financing activities:
Principal payments on long-term debt	(1.0)	(1.0)
Revolver activity, net	–	(8.6)
Dividends paid	(12.9)	(11.8)
Proceeds received from stock option exercises	0.9	2.1
Excess tax benefits from equity compensation awards	1.4	1.5
Other	–	(0.5)
Net cash used in financing activities	(11.6)	(18.3)
Effect of exchange rate changes on cash and cash equivalents	3.5	(1.4)
Net change in cash and cash equivalents	105.0	82.8
Cash and cash equivalents, beginning of period	13.5	34.6
Cash and cash equivalents, end of period	$118.5	$117.4

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Quarter Results
Three months ended March 31, 2010	Salt	Specialty Fertilizer	Corporate and Other (a)	Total

Sales to external customers	$302.5	$52.5	$2.6	$357.6
Intersegment sales	0.2	0.1	(0.3)	–
Shipping and handling cost	91.6	7.1	–	98.7
Operating earnings (loss)	85.6	17.0	(9.9)	92.7
Depreciation, depletion and amortization	8.5	2.5	1.1	12.1
Total assets	720.4	235.7	70.7	1,026.8

Three months ended March 31, 2009	Salt	Specialty Fertilizer	Corporate and Other (a)	Total

Sales to external customers	$268.8	$38.2	$2.1	$309.1
Intersegment sales	0.1	1.4	(1.5)	–
Shipping and handling cost	88.4	2.6	–	91.0
Operating earnings (loss)	77.4	26.8	(9.6)	94.6
Depreciation, depletion and amortization	6.8	2.3	1.1	10.2
Total assets	567.8	181.6	68.5	817.9

a)
“Corporate and Other” includes corporate entities, the records management business and eliminations.  Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.